P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Charles W. Sulerzyski
February 27, 2012		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. ELECTS NEW BOARD MEMBER

Marietta, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced today that James S. Huggins has joined its board of directors. Mr. Huggins also joins the board of directors of the company's main subsidiary, Peoples Bank, National Association. Huggins is a partner/shareholder in the law firm TheisenBrock, LPA, in Marietta, Ohio, where he practices in the areas of commercial litigation, creditor's rights, estate planning, corporate and general business planning, and oil and gas law.

“We are pleased to have Jim join our board of directors.” said Richard Ferguson, chairman of the board of Peoples Bancorp Inc. “With his experience in the areas of commercial law and creditors rights, combined with his knowledge of oil and gas law; he brings a great deal of expertise and skill to our board as we remain focused on achieving our strategic objectives.”

Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he is also pleased about
Huggins's election. “Jim Huggins is a recognized leader in the Marietta community. He has over 30 years of experience in the community - both as a successful attorney, and as a volunteer with important civic organizations, which means he adds to the board a depth of knowledge of the Marietta and Parkersburg markets.”

Huggins earned his Bachelor of Arts and Juris Doctor degrees from The Ohio State University, Columbus, Ohio. He is licensed to practice law in the states of Ohio and West Virginia, and is a member of the American Bar Association, the Ohio State Bar Association, the West Virginia State Bar Association and the Washington County Bar Association. He has served as Special Counsel to the Ohio Attorney General's Office since 1994, and has attained an AV® rating from Martindale-Hubbell.

Huggins has been active in several civic and community organizations, including serving previously on the boards of the Marietta Area Chamber of Commerce, the Marietta Family YMCA, the Marietta United Way, the Southeastern Ohio Oil & Gas Association, and the Arthur N. Rupe Foundation. He currently serves on the boards of the Broughton Foundation and the Washington County Board of Elections.

Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets and more than 40 locations in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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